FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
January 24, 2013	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

FHLBI Announces Repurchase of Excess Stock
The Federal Home Loan Bank of Indianapolis (“Bank”) announced today that it will repurchase up to $250,000,000 in par value of excess stock from shareholders that are former members (or their successors-in-interest) with excess stock (provided that no fractional shares will be repurchased). This repurchase is in accordance with Section VI.C of the Bank's Capital Plan dated September 19, 2002 (as amended) and is being undertaken for general capital management purposes. The excess stock that is subject to the repurchase is currently subject to mandatory redemption requests and in the ordinary course of business would have been redeemed by April 2014. Letters of repurchase were sent to affected shareholders that held excess stock as of December 31, 2012. The letters were mailed on January 24, 2013, and the repurchase will occur on or about February 8, 2013, provided that such repurchase meets all of the terms and conditions of the Bank's Capital Plan as of the date of the repurchase.
The Bank's fourth quarter dividend declaration and fourth quarter and year 2012 earnings will be announced on or about February 21, 2013.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of those terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.
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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.